Exhibit 10.1

Equity Transfer Agreement of Baoqing County Lvxin Paddy Rice

Plant Specialized Cooperative

Whereas:

Before signing this equity transfer agreement, Party A has performed its obligation to give written notification to other shareholders of the transfer pursuant to the Company Law of the People’s Republic of China, and other laws and regulations, and bylaws of the Company (hereinafter referred to as this company), and the transfer conforms to the conditions for transferring equity to person other than the shareholders. Now, pursuant to the Company Law of the People’s Republic of China, and other laws and regulations, and bylaws of the Company, by the principle of fairness, mutual benefit and good faith, the parties enter into this equity transfer agreement through friendly negotiation for mutual compliance.

Party A (Transferor): All members of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (Details see the Annex)

Residence: Harbin City, Heilongjiang Province

Party B (Transferee): Hao Shuping

Residence: Harbin City, Heilongjiang Province

Article 1 Transfer of equity

1. Party A transfers 51% of the equity of the Company in its possession to Party B;

2. Party B agrees to accept the aforesaid transferred equity;

3.The price determined by the parties for the transfer is RMB 3,044,379, including RMB2,029,586 paid in cash and 152,736 shares (1 USD/share, exchange rate: 6.6441) of Party B’s shareholding company listed overseas (this company is the ultimate controlling shareholder of Party A) which is equivalent to RMB1,014,793;

4. Party A guarantees that it has complete and effective right to dispose of the equity to be transferred to Party B and that such equity is not pledged and free from claim of any third person, and doesn’t involve in any dispute and lawsuit. Otherwise, Party A shall bear all economic and legal liabilities incurred by that.

5. Party A has contributed 0 Yuan for the equity transferred to Party B, and left 6.25 million Yuan unpaid. After the transfer, the parties shall perform the obligation for the contribution of the unpaid part according to the proportion of shares held by them.

6. After completion of this transfer, Party B shall become the shareholder of this company, enjoy corresponding shareholder’s rights and undertake obligations; Party A shall no long enjoy the shareholder’s rights and undertake obligations of corresponding given-up shares. Party A shall continue to perform the bounden duties and obligations as members of the cooperative, obey the management of the cooperative according to its bylaws and management measures. The cooperative shall be responsible for coordinating the members to hand in the income, report the cost and expenses according to the cooperative’s management measures, and supervising the members to keep detailed accounts and timely submit relevant documents to the cooperative.

After this Agreement takes effect, Party B shall share the profit and bear corresponding risks and losses (including the claims and debts of such shares before the transfer) according to the proportion of the shares received.

If Party B suffers any loss after being a shareholder of this Company because when signing this Agreement, Party A doesn’t tell Party B the truth about debt borne by the Company before the transfer, Party B has right to claim for compensation from Party A.

7.       Since the alteration procedure can only be handled after the end of the fiscal year, in order to avoid adverse influence to the Company’s operation due to too long waiting period, the parties agree that, this Agreement will come into effect on the day of signing. Upon the Agreement takes effect, Party B may exercise the rights of the shares and bear corresponding obligations, and formally get all the major powers as a controlling shareholder to decide the company’s operation and development, such as the decision-making power, the power of personnel appointment and removal, etc.

8. When the alteration procedure can be handled, Party A shall give necessary help and cooperate with the Company and Party B when they handle relevant approval, change of registration and other legal procedures.

Article 2 Payment for the transfer

The cash consideration shall be paid by Party B to Party A in cash or through bank transfer within 5 years as of the day the equity transfer is accomplished; as to the part to be paid by stock, the stock described in Clause 3 of Article 1 herein shall be transferred within 5 years as of the day the equity transfer is accomplished.

For the convenience of settlement, payment of consideration stocks involved in this Agreement shall be made to the previous representative of the shareholders, Lou Zhengui, and settled between Lou Zhengui and the equity transferor (including Lou Zhengui as the transferor).

Article 3 Liability for breach of contract

1.       After formal signing of this Agreement, either party who doesn’t perform all or part of the provisions of this Agreement shall be deemed as breach of contract. The default party shall compensate for losses caused to the observant party for the nonperformance.

2.       When either party has any breach of contract, the observant party shall be entitled to require the default party to continue to perform the agreement.

Article 4 Applicable laws and settlement of disputes

1.       The laws of the People’s Republic of China are applicable to this Agreement.

2.       Any dispute arising from performance of this Agreement shall be settled by the parties through friendly negotiation. If no agreement can be reached, a lawsuit can be filed to the local people’s court.

Article 5 Alteration or termination of this Agreement

If one of the following circumstances occurs, this Agreement can be altered or terminated. The alteration or termination signed by the parties shall be reported to the previous registration authority and take effect after gaining approval:

1.       Event of force majeure result in that this Agreement cannot be performed;

2.       The situation has changed and the parties agree with that after negotiation.

Article 6 Bearing of relevant fees

During the transfer, fees incurred relating to it (such as fees for industrial and commercial registration of changes) shall be borne by Party B.

Article 7 Entry-into-force of this Agreement and others

1. This Agreement shall come into force after being signed and sealed by both parties.

2. After the Agreement is signed by the parties, the parties shall, within the time limit specified by laws, timely handle the procedures for industrial and commercial registration of changes with the industry and commerce administration authorities.

3. This agreement is made in quadruplicate, with each party holding one piece, one piece filed by the company and one piece submitted to relevant departments.

Party A (Signature or seal):	Party B (Signature or seal):

(Seal: Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative)

Date of signing: March 31, 2017	Date of signing: March 31, 2017

Annex: Name list of members of the cooperative and details of the equity transfer

Name	Amount of contribution before the transfer (RMB)	Proportion of shareholding before the transfer	Contribution for the transfer (51%)	Cash consideration	Consideration stocks (shares)	Consideration of the stocks (converted to RMB)	Total consideration (RMB)	Amount of contribution after the transfer (RMB)	Shareholding proportion after the transfer
Lou Zhengui	479,080	7.66%	244,331	155,373	11,709	77,785	233,358	234,749	3.75%
Ma Yanlong	583,170	9.33%	297,417	189,375	14,251	94,688	284,063	285,753	4.56%
Lou Yuquan	660,220	10.56%	336,712	214,396	16,134	107,199	321,595	323,508	5.17%
Li Changfu	262,876	4.21%	134,067	85,365	6,424	42,.682	128,047	128,809	2.06%
Wang Yifu	409,396	6.55%	208,792	132,945	10,035	66,471	199,416	200,604	3.21%
Wang Honggang	396,123	6.34%	202,023	128,635	9,680	64,318	192,953	194,100	3.11%
Wang Jiafa	549,161	8.79%	280,072	178,331	13,420	89,167	267,498	269,089	4.31%
Guo Chunpeng	261,216	4.18%	133,220	84,826	6,384	42,413	127,239	127,996	2.05%
Xu Guangcheng	330,533	5.29%	158,572	107,335	8,077	53,668	161,003	161,961	2.59%
Wang Qingliang	668,133	10.69%	340,748	216,965	16,328	108,482	325,447	327,385	5.24%
Xing Baoyu	416,937	6.67%	212,638	135,394	10.189	67,897	203,091	204,299	3.27%
Hao Jinyu	372,463	5.96%	189,956	120,951	9,102	60,475	181,426	182,507	2.92%
Ma Lanlin	275,106	4.40%	140,304	89,336	6,723	44,668	134,004	134,802	2.16%
Xing Baogang	241,759	3.87%	123,297	78,507	5,908	39,253	117,760	118,462	1.90%
Li Naike	343,827	5.50%	175,352	111,652	8,402	55,827	167,479	168,475	2.70%
Hao Shuping								3,187,501 (Negotiated price:3,044,379)	51.00%
Total	6,250,000	100.00%	3,187,501	2,029,588	152,736	1,014,793	3,044,379	6,250,000	100.00%

Note: Except the unit of consideration stocks of the transfer is share, the units of other data are all RMB: Yuan. Price of each consideration share is USD1. The exchange rate shall be 6.6441.